Exhibit 99.1

Dawson Geophysical Executes Loan Agreement

Midland, Texas, December 23, 2004/PR Newswire/

On December 22, 2004 Dawson Geophysical Company (NASDAQ-DWSN) established a $10.0 million revolving line of credit loan agreement with Western National Bank. Interest on borrowed amounts is payable at a rate equal to the greater of the prime rate or 5%. Borrowed amounts will be secured by the Company’s accounts receivable.

Dawson Geophysical Company is the leading provider of onshore seismic data acquisition services in the United States. Founded in 1952, Dawson acquires and processes 2-D, 3-D and multi-component seismic data for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.

Forward-Looking Statements. Statements about Dawson Geophysical Company’s outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside its control, and which could cause actual results to differ materially from such statements. These factors include, but are not limited to, dependence upon energy industry spending, the volatility of oil and gas prices, weather interruptions, ability to obtain land access rights of way and the availability of capital resources. A discussion of these factors, including risks and uncertainties, is set forth in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future event, or otherwise.

For additional information, please contact:

L. Decker Dawson, CEO
Christina W. Hagan, CFO
1-800-332-9766